Exhibit 3.01(a)

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          CLEARVIEW CINEMA GROUP, INC.



     FIRST. The name of the corporation is Clearview Cinema Group, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 23, 1994.

     SECOND. The original Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:

                                    ARTICLE I

     The name of the corporation is Clearview Cinema Group, Inc.

                                   ARTICLE II

     The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of all shares of capital stock which the corporation shall have authority to issue is 11,303 shares consisting of:

     1. Common Stock. 10,000 shares of Common Stock, with a par value of $0.01 per share; and

     2. Preferred Stock. 1,303 shares of Preferred Stock with a par value of $0.01 per share, which shall have the following terms:

     (a) Designation. There is hereby established a class of preferred stock, which shall consist of 1,303 shares and shall be designated as the "Class A Convertible Preferred Stock," par value $.01 per share (herein called the "Class A Convertible Preferred Stock"), of Clearview Cinema Group, Inc. (the "Corporation").

     (b) Dividends. The holder of each share of Class A Convertible Preferred Stock shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, preferential dividends thereon in a per share amount equal to the product of (A) the per share dividend value declared from time-to-time (and not revoked), in cash or property, on the Common Stock (as defined herein) of the Corporation multiplied by (B) the number of shares of Common Stock into which each such share of Class A Convertible Preferred Stock shall be convertible on the record date for the payment of such Common Stock dividend. Such preferential dividend shall be declared by the Board of Directors of the Corporation contemporaneously with the declaration of any dividend on the Common Stock.

     So long as any shares of Class A Convertible Preferred Stock shall remain outstanding, no dividend or other distribution (except in stock of the Corporation of a class ranking junior to the Class A Convertible Preferred Stock as to dividends and the distribution of assets upon liquidation) shall be paid or made on Common Stock of the Corporation or on any other shares of stock of the Corporation ranking junior to the Class A Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation (herein called "junior shares") and no Common Stock or other junior shares shall be purchased or otherwise acquired by the Corporation or any corporation, limited liability company, partnership or other entity of which more than fifty percent (50%) of the shares of stock, or other ownership interests having ordinary voting power (including stock or such other ownership interests having such voting power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity, are at the time owned, directly or indirectly, through one or more intermediaries, or both, by the Corporation (each, a "Subsidiary" and collectively, "Subsidiaries"), other than by exchange therefor of junior shares, or out of the proceeds of the substantially concurrent sale of junior shares, unless all dividends on the Class A Convertible Preferred Stock shall have been paid.

     Subject to the above limitation, and any limitations contained in Section
(d) hereof or elsewhere herein, dividends may be paid on Common Stock or junior shares if such payment is not otherwise restricted or prohibited by law.

     (c) Liquidation Rights. In the event of any Liquidation Event (as defined herein), the holders of Class A Convertible Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital stock, paid-in capital or retained earnings, payment in cash of an amount equal to the aggregate Liquidation Value (as defined herein) of such Class A Convertible Preferred Stock, plus a further amount equal to any dividends that have been (or, pursuant to Section (b) hereof, were required to have been) declared on the Class A Convertible Preferred Stock but which remain unpaid, before any distribution of assets shall be made to the holders of the Common Stock or other junior shares. If, upon such Liquidation Event, the assets distributable to the holders of Class A Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of Class A Convertible Preferred Stock.

     The Liquidation Value of each share of Class A Convertible Preferred Stock shall initially be equal to $2,558.85. In case the Corporation shall (1) pay a dividend on Class A Convertible Preferred Stock in shares of its Class A Convertible Preferred Stock, (2) subdivide its outstanding shares of Class A Convertible Preferred Stock, or (3) combine its outstanding shares of Class A Convertible Preferred Stock into a smaller number of shares, the Liquidation Value in effect immediately prior thereto shall be adjusted so that the holder of any share of Class A Convertible Preferred Stock thereafter surrendered for liquidation shall be entitled to receive from the Corporation, after the happening of any of the events described above, cash in the amount such holder would have been entitled to receive had such share of Class A Convertible Preferred Stock been liquidated immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective (i) upon the effective date in the case of a subdivision or combination and (ii) upon the record date in the case of a dividend of shares.

     After payment in full to the holders of Class A Convertible Preferred Stock, the remaining assets of the Corporation available for payment and distribution to stockholders may be paid and distributed to the holders of Common Stock or other junior shares.

     For the purposes hereof, the term "Liquidation Event" shall mean any (A) merger or consolidation other than a merger or consolidation in which persons who, immediately prior to the closing of such transaction, were holders of voting securities of the Corporation having in the aggregate in excess of fifty percent (50%) of the voting power of the Corporation hold, immediately after such transaction, voting securities of the surviving entity having in excess of fifty percent (50%) of the voting power of the surviving entity, (B) sale of all or substantially all of the assets of the Corporation, or (C) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     (d) Voting Rights.

          (i) General. Holders of Class A Convertible Preferred Stock shall be entitled to that number of votes per share (including fractions thereof) as shall be equal to the number of shares of Common Stock into which each such share of Class A Convertible Preferred Stock may be converted on the record date (calculated to the nearest 1/100th of a share), voting as a single class with the holders of Common Stock of the Corporation at all meetings, and with respect to all consent solicitations, of stockholders and upon all matters that are required to be submitted to the stockholders of the Corporation, except upon matters with respect to which the holders of Class A Convertible Preferred Stock and Common Stock have separate voting rights as provided elsewhere in the Certificate of Incorporation of the Corporation, or otherwise as required by Delaware law.

          (ii) Certain Corporate Actions. While any shares of Class A Convertible Preferred Stock shall remain outstanding, the Corporation shall not, without the prior consent (given in writing or at a meeting duly called for that purpose) of holders of a majority of the shares of Class A Convertible Preferred Stock then outstanding, do any of the following:

     (A) Enter into, or permit any Subsidiary to enter into, by internal expansion, acquisition or otherwise, any line of business not related to the business of the Corporation and its Subsidiaries.

     (B)  Engage in any of the following transactions:

          1. Any merger or consolidation other than a merger or consolidation in which persons who, immediately prior to the closing of such transaction, were holders of voting securities of the Corporation having in the aggregate in excess of fifty percent (50%) of the voting power of the Corporation hold, immediately after such transaction, voting securities of the surviving entity having in excess of fifty percent (50%) of the voting power of the surviving entity; or

          2. Any purchase or other acquisition (in one transaction or a series of related transactions) of capital stock or other equity securities or assets of any other entity by the Corporation or of any Subsidiary, other than acquisitions of the securities of entities whose sole line of business is the ownership and/or operation of movie theaters or the acquisition of the assets used or useful in the ownership or operation of movie theaters.

     (C) Incur, or enter into any agreement to incur or guaranty, or permit any Subsidiary to incur or enter into any agreement to incur or guaranty, any indebtedness for money borrowed, or amend any such agreement, except for agreements in existence on the date of the initial issuance of shares of Class A Convertible Preferred Stock.

     (D) Adopt any amendment to the Certificate of Incorporation of the Corporation (including, without limitation, any amendment evidenced by a Certificate of Designation adopted by the Board of Directors of the Corporation) or By-laws of the Corporation.

     (E) Except upon the exercise of options, rights, warrants or similar instruments outstanding on, and upon the terms thereof in effect on, the date of initial issuance of shares of Class A Convertible Preferred Stock, issue or sell any shares of Class A Convertible Preferred Stock or Common Stock at a price per share which, when viewed as representing a percentage of the fully-diluted equity of the Corporation, would value 100% of the fully-diluted equity of the Corporation at less than the applicable amount set forth in the table below.

          Date of Issuance                          Fully-Diluted Value
          ----------------                          -------------------

          Until 12/31/97                            $10,250,000

          1/1/98 to 12/31/98                        $13,250,000

          1/1/99 to 12/31/99                        $16,250,000

          1/1/00 to 12/31/00                        $19,250,000

          1/1/01 to 12/31/01                        $22,250,000

          1/1/02 to 12/31/02                        $25,250,000

          1/1/03 to 12/31/03                        $28,250,000

          1/1/04 and thereafter                     $31,250,000

     (e) Conversion Rights.

          (i) (A) Optional Conversion Upon Election by Holder. The holder of any share or shares of Class A Convertible Preferred Stock shall have the right to convert, at such holder's option and subject to the provisions of this Section (e), any such share or shares, plus all accrued and unpaid dividends thereon, into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) of the Corporation as is obtained by dividing the Liquidation Value per share surrendered for conversion plus all accrued and unpaid dividends thereon by $2,558.85 (as such amount may be adjusted from time to time as hereinafter provided, the "Conversion Price"); provided, however, that such Conversion Price shall be subject to adjustment upon the happening of certain contingencies as provided in paragraph (ii) of this Section (e).

          The transfer books of the Corporation shall not be closed at any time prior to the termination of the conversion right of the holder of Class A Convertible Preferred Stock, but this provision shall not prevent the fixing of a record date for the determination of stockholders for any proper purpose.

          For purposes of this Section (e), "Common Stock" shall mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage; provided, however, that Common Stock issuable upon conversion of Class A Convertible Preferred Stock and for determination of dividends from time-to-time payable on shares of Class A Convertible Preferred Stock, in each case as herein provided, shall mean only Common Stock authorized at the time of original issue of the Class A Convertible Preferred Stock and stock of any other class into which the then authorized Common Stock may thereafter have been changed. In determining the number of shares of Common Stock outstanding at any particular time, for the purpose of computations pursuant to the formula in paragraph (ii) of this Section (e), there shall not be included Common Stock then owned of record or beneficially by the Corporation or any Subsidiary.

          (B) Mandatory Conversion Upon Consummation of Qualifying Liquidity Event. (1) Upon the consummation of a Qualifying Liquidity Event (as defined herein) as to any holder, each of the outstanding shares of Class A Convertible Preferred Stock then held by such holder, and all accrued but unpaid dividends thereon shall automatically convert into such number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) of the Corporation as is obtained by dividing the Liquidation Value per share to be surrendered for conversion plus all accrued and unpaid dividends thereon by the Conversion Price; provided, however, that such Conversion Price shall be subject to adjustment upon the happening of certain contingencies as provided in paragraph (ii) of this Section (e).

          (2) As used herein, a "Qualifying Liquidity Event" shall mean the first to occur of any of the following events:

          (i) Following the receipt by all of the holders of Class A Convertible Preferred Stock of a binding, unconditional written offer to purchase all of the shares of

     Common Stock into which such shares are convertible for a cash purchase price equal to or greater than the Minimum Purchase Price (as defined below) from the Corporation, any holder of Common Stock and/or any third party (including in connection with any merger or consolidation involving the Corporation), the first to occur of (i) the date upon which a specific, written rejection notice is delivered to the offeror by such holder declining such offer, or (ii) if no such rejection notice is delivered, thirty (30) days after the date of receipt of such written offer by such holder.

          (ii) Following the receipt by all of the holders of Class A Convertible Preferred Stock of a binding, unconditional written offer from an underwriter to purchase all of the shares of Common Stock into which such shares are convertible at a purchase price equal to or greater than the Minimum Purchase Price in connection with a firm commitment underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, the successful closing of such underwritten public offering.

          (iii) Following the listing by the Corporation of shares of Common Stock on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), and/or the registration of the Common Stock as a class under the Securities Exchange Act of 1934, as amended, the date upon which all of the shares of Common Stock into which such shares are convertible become freely transferable pursuant to Securities and Exchange Commission Rule 144 (or any successor rule or regulation) and may be disposed of by such holder in a single transaction in compliance with the volume limitations of Rule 144(e); provided that the daily "Common Stock Market Prices" (as hereinafter defined) for each of the one hundred and twenty (120) consecutive "Trading Days" (as hereinafter defined) immediately preceding such date shall have been equal to or greater than the Minimum Purchase Price, and provided, further, that the average weekly reported volume of trading in the Common Stock during the four calendar weeks preceding such date shall have been equal to or greater than the number of shares of Common Stock into which such shares are convertible.

          (3) As used herein, the term "Minimum Purchase Price" means, as to any holder of Class A Convertible Preferred Stock, that price per share of Common Stock which shall equal Four Hundred Percent (400%) of the then-applicable Conversion Price.

          (4) As used herein, the term "Common Stock Market Price" for any day means (1) if the Common Stock is listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange), or, if not so listed or admitted, on any national or regional securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed, or (2) if not listed or traded as described in clause (1), the last reported sales price of the Common Stock on the National Market System of the NASDAQ, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (3) if not quoted as described in clause (2), the mean between the high bid and the low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on as least five of the ten preceding days. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, then the closing price shall be determined in the manner set forth in clause (1) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (3) of the preceding sentence if bid and asked quotations are reported but actual transactions are not.

          (5) As used herein, the term "Trading Day" shall mean (1) a date on which the New York Stock Exchange (or any successor to such exchange) is open for the transaction of business, or (2) if the Common Stock is not at such time listed or admitted for trading on the New York Stock Exchange (or any successor to such Exchange), a date upon which the principal national or regional securities exchange upon which the Common Stock is listed or admitted to trading is open for the transaction of business, or (3) if not listed or admitted to trading as described in clauses (1) or (2), and if at such time the sales price of Common Stock is quoted on the National Market System of the NASDAQ, or any similar system of automated dissemination of quotations of securities prices then in common use, a date for which such system provides quotations with respect to securities upon which it reports, or (4) if not so quoted, and if at such time the bid and asked prices of the Common Stock are reported by the National Quotation Bureau Incorporated, a date for which the National Quotation Bureau Incorporated provides bid and asked prices with respect to securities upon which it reports, or (5) if not so quoted, any business day.

     (ii) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

          (A) In case the Corporation shall (1) pay a dividend in shares of its Common Stock, (2) subdivide its outstanding shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) issue by reclassification of its shares of Common Stock any capital stock of the Corporation, the Conversion Price in effect immediately prior thereto shall be adjusted so that, after the happening of any of the events described above, the holder of any share of Class A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock such holder would have owned or been entitled to receive had such share of Class A Convertible Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective (i) upon the effective date in the case of a subdivision, combination or reclassification and (ii) upon the record date in the case of a dividend of shares.

          (B) Subject to subparagraph (ii)(E) below, in case the Corporation shall issue or sell any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the issue or sale, then in any such event the Conversion Price shall be reduced to a lower price (calculated to the nearest full cent) determined by dividing (i) the sum of (x) the number of shares of Common Stock outstanding or deemed to be outstanding pursuant to subparagraph (ii)(C) below immediately prior to such issue or sale, multiplied by the Conversion Price in effect immediately prior to such issue or sale and (y) the aggregate amount of the consideration received by the Corporation upon such issue or sale by (ii) the total number of shares of Common Stock outstanding or deemed to be outstanding pursuant to subparagraph (iii)(C) below immediately after such issue or sale.

          (C) Subject to subparagraph (ii)(E) below, in case the Corporation shall issue or sell options, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock, the Conversion Price shall be adjusted on the date of such issuance or sale, as set forth in subparagraph (B) above, based on a sale price equal to the sum of the price of such instrument and its minimum exercise price if the total thereof shall be less than the Conversion Price in effect immediately prior to such issue or sale, and assuming the exercise or conversion of all such options, rights or warrants so issued or sold.

          (D) In case the Corporation shall issue or sell any other security or instrument directly or indirectly convertible into or exchangeable for Common Stock ("Convertible Securities"), the Conversion Price shall be adjusted on the date of issue or sale, as set forth in subparagraph (B) above, based on a sale price equal to the sum of the purchase price of such Convertible Security and the price at which its conversion to Common Stock may be experienced if the total thereof shall be less than the Conversion Price immediately prior to such issue or sale, and assuming the conversion of all such Convertible Securities so issued or sold.

          (E)  Notwithstanding any of the provisions contained in this Section
               (e)(ii), in no event shall there be an adjustment of the Conversion Price as a result of (x) the exercise of any warrants, rights, options or conversion privileges that were outstanding as of the date of the initial issuance of shares of Class A Convertible Preferred Stock, (y) the exercise of any warrants, options, rights or similar instruments issued after the date hereof for which adjustment has already been made pursuant to Section (e)(ii)(C) above or which were issued without adjustment pursuant to the terms contained in the last sentence of Section
               (e)(ii)(C).

          (F) If any rights, options or warrants or Convertible Securities shall by their terms provide for an increase or decrease, with the passage of time or the occurrence or non-occurrence of an event, in the minimum amount of additional consideration payable to the Corporation upon the exercise thereof, the Conversion Price then applicable shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect such increase or decrease in such minimum amount.

               If any rights, options or warrants or Convertible Securities as to which an adjustment has been previously made pursuant to this Section (e)(ii) shall expire without having been exercised, the Conversion Price shall forthwith be adjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only rights or warrants or Convertible Securities previously issued or sold were those rights or warrants or Convertible Securities actually exercised or not yet expired.

          (G) No adjustment in the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of Series A Preferred Stock would have otherwise been converted at the time such adjustment is otherwise so required to be made, provided, however, such adjustment shall be carried forward and made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent (1%) of the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock would have otherwise been converted.

          (H) No adjustment in the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible need be made under this Section for any change in the par value of the Common Stock. If an adjustment is made to the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible upon establishment of a record date for distribution subject to this Section and if such distribution is subsequently canceled, the number of shares of Common Stock into which each share of Class A Convertible Preferred Stock is convertible then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the number of shares of Common Stock into which each share of Class A Convertible Preferred stock is convertible as would have been in effect is such record date had not been fixed. No adjustment need by made under this Section if the Corporation issues or distributes to each holder of Class A Convertible Preferred Stock the shares of Common Stock or other junior shares, rights, options or warrants which each holder would have been entitled to receive had Class A Convertible Preferred Stock been converted into Common Stock prior to or simultaneously with the happening of such event or the record date with respect thereto.

     (iv) Adjustment upon Certain Events. In case of:

          (A)  any capital reorganization of the Corporation, or

          (B) the consolidation or merger of the Corporation with or into another corporation, or

          (C) a statutory share exchange whereby the Corporation's Common Stock is converted into property other than cash, or

          (D) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Corporation as a result of which sale, transfer or other disposition property other than cash shall be payable or distributable to the holders of the Common Stock, which, in each such case does not otherwise constitute a Liquidation Event, then, in each such case, each share of Class A Convertible Preferred Stock shall thereafter be convertible into the number and class of shares or other securities or property of the Corporation, or of the corporation resulting from such consolidation or merger or with or to which such statutory share exchange, sale, transfer or other disposition shall have been made, to which the Common Stock otherwise issuable upon Conversion of such share of Class A Convertible Preferred Stock would have been entitled upon such reorganization, consolidation, merger, statutory share exchange, or sale, transfer or other disposition if outstanding at the time thereof; and in any such case appropriate adjustment shall be made in the application of the provisions set forth in this Section (e) with respect to the conversion rights thereafter of the holders of the Class A Convertible Preferred Stock, to the end that such provisions shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or securities or other property thereafter issuable or deliverable upon the conversion of Class A Convertible Preferred Stock. Proper provision shall be made as a part of the terms of any such reorganization, consolidation, merger, statutory share exchange or sale, transfer or other disposition whereby the conversion rights of the holders of Class A Convertible Preferred Stock shall be protected and preserved in accordance with the provisions of this paragraph (iv). The provisions of this paragraph (iv) shall similarly apply to successive capital reorganizations, consolidations, mergers, statutory share exchanges, sales, transfers or other dispositions of property as aforesaid.

     (v) Notice of Adjustments. Whenever the Conversion Price shall be adjusted as provided in paragraph (iii) or (iv) of this Section (e) the Corporation, as soon as practicable and in no event later than ten (10) full business days thereafter, shall mail a notification to each holder of Class A Convertible Preferred Stock and/or any securities which by their terms are convertible into Class A Convertible Preferred Stock, stating the adjusted Conversion Price determined as provided in said paragraph (iii) or (iv) and setting forth in reasonable detail the facts requiring such adjustment, at the address of such holder then appearing on the record books of the Corporation. If any question shall at any time arise with respect to the adjusted Conversion Price, such question shall be determined by a firm of independent public accountants selected by the Corporation, who may be the Corporation's auditors, and such determination shall be binding upon the Corporation and the holders of such shares. The adjustments to the Conversion Price which are required by this Section (e) shall be effective at any time that there shall be outstanding any shares of Class A Convertible Preferred Stock and/or other securities which by their terms are convertible into Class A Convertible Preferred Stock.

     (vi) Notice of Corporate Action. In case the Corporation shall propose to:

     (A) pay any dividend in stock upon its Common Stock or to make any other distribution (other than cash dividends) to the holders of its Common Stock; or

     (B) offer to the holders of its Common Stock rights to subscribe to any additional shares of any class or any other rights or options; or

     (C) effect any reclassification of its Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding Common Stock), or to effect any capital reorganization, or shall propose to consolidate with or merge into another corporation, or engage in any statutory share exchange requiring the approval of its stockholders or to sell, transfer or otherwise dispose of all or substantially all of its property, assets or business; or

     (D)  engage in any Liquidation Event;

then, in each such case, the Corporation shall deliver to the holders of record of Class A Convertible Preferred Stock at their respective addresses then appearing on the record books of the Corporation notice of such proposed action, such notice to be delivered at least seven (7) business days prior to the record date for the purpose of determining holders of the Common Stock entitled to the benefits of the action referred to in subparagraph (A) or (B) or to vote with respect to the action referred to in subparagraph (C) or (D) or, if no record date is taken for any such purpose, the date of the taking of such proposed action. Such notice shall specify the date on which the books of the Corporation shall close, or a record be taken, for such stock dividend, distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, statutory share exchange, or Liquidation Event shall take place, as the case may be, and the date of participation therein by the holders of Common Stock if any such date is to be fixed. If such notice relates to any proposed action referred to in subparagraph (C) or (D) above, it shall set forth facts with respect thereto as shall be reasonably necessary to inform the holders of such shares as to the effect of such action upon their conversion rights.

     (vii) Surrender of Certificate Upon Conversion. In order to convert shares of Class A Convertible Preferred Stock into Common Stock in accordance with the provisions of paragraph (i) of this Section (e), the holder thereof shall surrender, at the office in the United States designated by the Company in writing from time to time for registration of transfers and exchanges, the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that such holder elects to convert such shares and shall state in writing therein the name or names (with addresses) in which such holder wishes the certificate or certificates for Common Stock to be issued. Shares of Class A Convertible Preferred Stock shall be deemed to have been converted on the date of the surrender of such certificate or certificates for shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the date of conversion as aforesaid, the Corporation will issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash for any fraction of a share, as hereinafter in paragraph (ix) provided, to the person or persons entitled to receive the same.

     (viii) Cancellation. All shares of Class A Convertible Preferred Stock converted into Common Stock shall have the status of authorized and unissued shares of preferred stock of the Corporation undesignated as to class or series and shall not be reissued as Class A

Convertible Preferred Stock.

     (ix) No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion of shares of Class A Convertible Preferred Stock. As to any final fraction of a share which the holder of one or more shares of Class A Convertible Preferred Stock would be entitled to receive upon conversion the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the Conversion Price.

     (x) Reservation of Shares. The Corporation shall at all times have reserved for issuance that number of authorized and unissued shares of Common Stock sufficient for the conversion of all shares of Class A Convertible Preferred Stock at the time outstanding, as such number may vary from time-to-time.

     (xi) Fully Paid and Nonassessable Shares. The Corporation warrants that all Common Stock issued upon conversion of shares of Class A Convertible Preferred Stock will upon issue be fully paid and nonassessable by the Corporation and free from original issue taxes.


                                    ARTICLE V

     The corporation is to have perpetual existence.


                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the corporation.


                                   ARTICLE VII

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.


                                  ARTICLE VIII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

     (a) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     (b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the Delaware General Corporation Law. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract.

     (c) Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


     THIRD. The foregoing amendment and restatement of the Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

     FOURTH. The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, Clearview Cinema Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and attested this ____ day of May, 1996.


Attest:                                      CLEARVIEW CINEMA GROUP, INC.



By:__________________________________        By:_______________________________
   Sueanne Hall Mayo,                           A. Dale Mayo
   Vice President/Finance, Treasurer            President and Secretary
   and Assistant Secretary